Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:    Urologix:

Fred B. Parks, Chairman and CEO

Todd E. Paulson, CFO

(763) 475-1400

UROLOGIX ANNOUNCES CHANGES TO BOARD OF DIRECTORS

Sidney W. Emery Jr. Joins Board; Susan Bartlett Foote not to Stand for Re-election

MINNEAPOLIS — October 5, 2005 — Urologix®, Inc. (NASDAQ:ULGX), today announced the appointment of Sidney W. Emery, Jr. to the Board of Directors of Urologix effective as of October 3, 2005, and named him as a nominee for election as a director at the 2005 Annual Meeting of Shareholders. The Company also announced that Susan Bartlett Foote has decided not to stand for re-election, but that she will continue her term as a director until its expiration at the Company’s 2005 Annual Meeting of Shareholders.

Mr. Emery, currently the Chairman and Chief Executive Officer of MTS Systems Corporation, a global supplier of test systems and industrial position sensors, brings a wide array of executive and management experience to the Urologix Board. Prior to joining MTS Systems Corporation in 1998, Mr. Emery held various management and executive positions with Honeywell, Inc., a manufacturer of control systems, last serving as Honeywell’s Area Vice President, Western and Southern Europe from 1994 to 1997. Mr. Emery is also a director of the Minnesota Business Partnership and the University of St. Thomas School of Engineering. Mr. Emery has served as the chairman of the Board of Directors of MTS Systems Corporation since January 1999.

“Mr. Emery brings a wealth of experience and a track record of success to our Board. His insights and advice will be valuable to both our Board and our management as we move our company forward.” said Fred B. Parks, Urologix Chairman and Chief Executive Officer. “I would also like to sincerely thank Susan for her six years of service and contributions to Urologix.”

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix markets its products under the Targis® and Prostatron® names. Both systems utilize Cooled ThermoTherapy™ – targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort – and provide safe, effective, lasting relief of the symptoms of BPH.